Verizon Communications Inc.	Exhibit 99.3

Pro Forma Combined Selected Financial Results Before Special Items

For the Quarter Ended March 31, 2006

		(dollars in millions)
		Pro Forma
Unaudited	Verizon[1]	Adjustments[2]	Combined
Operating Revenues	$ 22,058	$ 227	$ 22,285
Operating Expenses	18,365	240	18,605

Operating Income	3,693	(13)	3,680

Income Before Provision for Income Taxes and Discontinued Operations	2,475	(16)	2,459

Weighted average number of common shares (in millions) – Basic	2,915	—	2,915
Weighted average number of common shares (in millions) – Diluted	2,963	—	2,963

For the Year Ended December 31, 2005

		(dollars in millions)
	Historical	Pro Forma
Unaudited	Verizon[1]	Adjustments[3]	Combined
Operating Revenues	$ 72,790	$ 16,221	$ 89,011
Operating Expenses	58,807	15,574	74,381

Operating Income	13,983	647	14,630

Income Before Provision for Income Taxes and Discontinued Operations	9,937	698	10,635

Weighted average number of common shares (in millions) – Basic	2,766	163	2,929
Weighted average number of common shares (in millions) – Diluted	2,817	163	2,980

For the Year Ended December 31, 2005 by Quarter and Quarter Ended March 31, 2006

					(dollars in millions)
	2005[3]					2006
Unaudited	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Annual	1Q06

Operating Revenues	$21,790	$22,168	$22,454	$22,599	$89,011	$ 22,285
Operating Expenses	18,419	18,599	18,677	18,686	74,381	18,605

Operating Income	3,371	3,569	3,777	3,913	14,630	3,680

Income Before Provision for Income Taxes and Discontinued Operations	2,574	2,657	2,798	2,606	10,635	2,459

Weighted average number of common shares (in millions) – Basic	2,932	2,929	2,928	2,927	2,929	2,915
Weighted average number of common shares (in millions) – Diluted	2,984	2,981	2,980	2,979	2,980	2,963

Depreciation and Amortization Expense included in Operating Expenses	$3,671	$3,705	$3,728	$3,784	$14,888	$ 3,709

Income from discontinued operations	$188	$89	$110	$114	$501	$ 203

Footnotes:

1.	Selected financial results before special items. See exhibit 99.2 for a reconciliation of reported results to results before special items.

2.	MCI, Inc. results for the period prior to the acquisition, or January 1 thru January 5, 2006.

3.	The unaudited pro forma information contains the actual combined operating results of Verizon and the former MCI, with the results prior to the acquisition date adjusted to include the pro forma impact of: the elimination of transactions between Verizon and the former MCI; the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation; the elimination of merger expenses incurred by the former MCI; the adjustment of interest expense reflecting the redemption of all of MCI’s debt and the replacement of that debt with $4 billion of new debt issued in February 2006 at Verizon’s weighted average borrowing rate; the elimination of severance expense incurred by the former MCI. Full year 2005 unaudited pro forma results include $82 million of income, which was reported as discontinued operations by the former MCI for an operation sold during the first quarter of 2005; and the conversion of MCI shares into Verizon shares issued in connection with the merger. Given that the former MCI’s 2005 reported tax provision includes certain one-time items, pro forma results are presented on an income before tax basis.